Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q1 2007 Net Operating Income of $175.8 Million ($1.42

per diluted share), and Net Income of $179.5 Million

($1.45 per diluted share)

New York – May 2, 2007 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the first quarter 2007.

Net income in the first quarter of 2007 increased 10% to $179.5 million, or $1.45 per diluted share, versus first quarter 2006 net income of $162.5 million, or $1.23 per diluted share.

Net operating income (see footnote 1 at the end of this release) for the first quarter of 2007 increased 7% to $175.8 million, or $1.42 per diluted share, compared to first quarter 2006 net operating income of $163.8 million, or $1.24 per diluted share.

Robert B. Pollock, president and chief executive officer, said: “We are off to a good start this year. Our annualized operating return on equity for the first quarter 2007 was 18.6% and we continue to make excellent progress in our targeted growth areas. Our results this quarter demonstrate our commitment to continued disciplined growth as well as the strength of our diversified specialty insurance business.”

Net earned premiums of $1.8 billion in the first quarter of 2007 increased 5% from the same period in 2006, driven primarily by growth in Assurant Specialty Property.

Net investment income in the first quarter of 2007 increased 13% to $216.9 million from $192.6 million in the first quarter of 2006 primarily as a result of an $18.8 million pre-tax increase in real estate investment income.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended
	March 31,	March 31,
	2007	2006
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$44.1	$39.8
Assurant Specialty Property	74.4	64.4
Assurant Health	40.5	45.1
Assurant Employee Benefits	29.0	19.2
Amortization of deferred gains on disposal of businesses	5.4	5.7
Interest expense	(10.0)	(10.0)
Corporate and other	(7.6)	(0.4)

Net operating income	175.8	163.8
Adjustments:
Net realized gains (losses) on investments	3.7	(2.9)

Net income before cumulative effect of change in accounting principle	$179.5	$160.9
Cumulative effect of change in accounting principle	—	1.6

Net income	$179.5	$162.5

Assurant Solutions

Assurant Solutions first quarter 2007 net operating income was $44.1 million, up 11% from first quarter 2006 net operating income of $39.8 million. The increase for the quarter was primarily attributable to higher investment income due to $7.8 million of additional after-tax real estate investment income compared to first quarter 2006. Results were impacted by higher international combined ratios due to investments made to support the business’ strategic expansion. In addition, domestic combined ratios continued to be affected by unfavorable loss experience associated with to two domestic service contract clients.

Assurant Solutions first quarter 2007 net earned premiums increased 2% to $583.0 million from $570.4 million in the same period last year. The increase was primarily due to growth in domestic and international service contracts and growth in international credit insurance. Results were offset by an expected decline in preneed premiums due to the 2005 sale of the U.S. independent preneed franchise and the continued runoff of domestic credit insurance.

Assurant Specialty Property

Assurant Specialty Property first quarter 2007 net operating income was $74.4 million, up 16% from $64.4 million in the first quarter 2006 which included $5.2 million after-tax of reimbursements received for processing claims under the National Flood Insurance Program. The increase for the quarter was primarily driven by the continued growth in creditor-placed homeowners, including the second quarter 2006 acquisition of Safeco’s creditor-placed homeowners insurance business, and excellent combined ratios.

Assurant Specialty Property first quarter 2007 net earned premiums increased 45% to $367.0 million compared to $252.7 million in the same year-ago period. The increase is attributable to the continued organic growth and the above mentioned acquisition.

Assurant Health

Assurant Health first quarter 2007 net operating income decreased 10% to $40.5 million from $45.1 million in the same year-ago period. While Assurant Health continues to have a favorable combined ratio, the decrease for the quarter is primarily the result of the continuing decline in small group net earned premiums and lower real estate investment income of $2.5 million after-tax compared to the first quarter of 2006.

Assurant Health first quarter 2007 net earned premiums decreased 2% to $512.8 million from $523.4 million in the same year-ago period. Continued growth in individual medical premiums during the quarter of 6% was offset by a 12% decline in small group and short term medical premiums.

Assurant Employee Benefits

Assurant Employee Benefits first quarter 2007 net operating income increased 51% to $29.0 million from net operating income of $19.2 million in the same year-ago period. Results during the quarter were favorably impacted by $9.2 million of additional after-tax real estate investment income. Results also reflect continued favorable loss experience, most notably in the disability and life products.

Assurant Employee Benefits first quarter 2007 net earned premiums decreased 9% to $296.7 million from $326.1 million in the same year-ago period as the business continues to implement its small case strategy.

Corporate

Corporate and other net operating loss for the first quarter of 2007 was $7.6 million, compared to a loss of $0.4 million in the first quarter of 2006. The higher loss was primarily due to an increase of tax expense of $5.8 million resulting from changes in certain tax liabilities and reduced real estate investment income of $2.4 million after-tax.

Financial Position

At March 31, 2007 total assets were $25.5 billion. Stockholders’ equity, excluding Accumulated Other Comprehensive Income (AOCI), was $3.8 billion and book value per diluted share, excluding AOCI, was up 4% to $31.14 from $29.97 at December 31, 2006. Debt to total capital, excluding AOCI, was 20.6%.

Earnings Conference Call

Assurant will host a conference call Thursday, May 3, 2007 at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-603-6873 (toll-free domestic) or 973-582-2706 (international); passcode: 8298556. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 11:00 am (ET) on May 3, 2007 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 8298556. The webcast will be archived for one month on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses—Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits—have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three months Ended March 31, 2007 and 2006

	Three Months Ended March 31,
	2007	2006
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,759,509	$1,672,653
Net investment income	216,896	192,562
Net realized gains (losses) on investments	5,570	(4,452)
Amortization of deferred gain on disposal of businesses	8,349	8,833
Fees and other income	66,939	60,186

Total revenues	2,057,263	1,929,782
Benefits, losses and expenses
Policyholder benefits	890,449	889,679
Selling, underwriting, general and administrative expenses	873,999	782,432
Interest expense	15,297	15,315

Total benefits, losses and expenses	1,779,745	1,687,426

Income before income taxes and cumulative effect of change in accounting principle	277,518	242,356
Income tax expense	98,061	81,431

Net income before cumulative effect of change in accounting principle	179,457	160,925
Cumulative effect of change in accounting principle	—	1,547

Net income	$179,457	$162,472

Net income per share:
Basic	$1.47	$1.25
Diluted	$1.45	$1.23
Dividends per share	$0.10	$0.08

Share Data:
Basic weighted average shares outstanding	122,149,873	129,998,426
Diluted weighted average shares outstanding	124,111,534	132,000,306

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At March 31, 2007 (unaudited) and December 31, 2006

	March 31,	December 31,
	2007	2006
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,806,733	$13,416,817
Reinsurance recoverables	3,868,067	3,914,972
Deferred acquisition costs	2,506,550	2,397,906
Goodwill	790,545	790,519
Assets held in separate accounts	3,229,121	3,298,543
Other assets	1,260,033	1,346,391

Total assets	25,461,049	25,165,148

Liabilities
Policyholder benefits and claims payable	10,161,944	10,178,509
Unearned premiums	4,602,760	4,429,893
Debt	971,796	971,774
Mandatorily redeemable preferred stock	22,160	22,160
Liabilities related to separate accounts	3,229,121	3,298,543
Accounts payable and other liabilities	2,552,007	2,431,672

Total liabilities	21,539,788	21,332,551

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,832,271	3,744,533
Accumulated other comprehensive income	88,990	88,064

Total stockholders’ equity	3,921,261	3,832,597

Total liabilities and stockholders’ equity	$25,461,049	$25,165,148